Exhibit (h)(5)(ii)

September 30, 2011

Todd Modic

Senior Vice President

ING Funds Services, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Amended and Restated Administration Agreement dated September 23, 2002, as amended, between ING Equity Trust and ING Funds Services, LLC (the “Agreement”) we hereby notify you of our intention to retain you as Administrator to render administrative and other services to ING Mid Cap Value Fund (the “Fund”), a newly established series of ING Equity Trust, effective on September 30, 2011, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual administration fee indicated for the Fund, is attached hereto.

Please signify your acceptance to act as Administrator under the Agreement with respect to the Fund.

Very sincerely,

By:	/s/ Kimberly A. Anderson
Name:	Kimberly A. Anderson
Title:	Senior Vice President
ING Equity Trust

ACCEPTED AND AGREED TO: ING Funds Services, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Equity Trust
Suite 100	Fax: 480-477-2700
Scottsdale, AZ 85258-2034	www.ingfunds.com

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

between

ING EQUITY TRUST

and

ING FUNDS SERVICES, LLC

Series	Administrative Fee
(as a percentage of average daily net assets)

ING Equity Dividend Fund	0.10%
ING Growth Opportunities Fund	0.10%
ING MidCap Opportunities Fund	0.10%
ING Mid Cap Value Fund	0.10%
ING Real Estate Fund	0.10%
ING SmallCap Opportunities Fund	0.10%
ING Value Choice Fund	0.10%